Exhibit 10.6

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This CHANGE IN CONTROL AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and Carl Anderson (“Employee”). Certain capitalized terms used in this Agreement are defined in Section 7 below.

WHEREAS, Employee and the Company are entering into an offer letter (the “Offer Letter”) and Confidential Information Protection Agreement (“CIPA”) concurrently with the execution of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the possibility of an involuntary termination or reduction in responsibility may cause Employee to consider alternative employment opportunities, and as such, the Board has determined it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of such an event; and

WHEREAS, the Board believes that it is imperative to provide Employee with severance benefits upon certain terminations of Employee’s service to the Company that enhance Employee’s financial security and provide incentive to Employee to remain with the Company notwithstanding the possibility of such an event.

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:

1.Term of Agreement. Except to the extent renewed as set forth in this Section 1, this Agreement shall become effective as of November 8, 2022 (the “Effective Date”) and terminate the earlier of: (a) the fourth (4th) anniversary of the Effective Date (the “Expiration Date”); (b) the Date of Termination of Employee’s employment with the Company for a reason other than a Qualifying Termination or Qualifying CIC Termination; or (c) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. This Agreement shall renew automatically and continue in effect for one (1) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Employee notice of non-renewal at least ninety (90) days prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 3 or 4 hereof, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or Qualifying CIC Termination, as applicable.
2.At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be “at-will,” as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, pursuant to the terms of any incentive award agreement or employee benefit plan or required under applicable law.
3.Qualifying Termination. In the event of a Qualifying Termination, subject to the terms and conditions of Section 6 hereof, Employee shall be entitled to:
(a)the Accrued Benefits;
(b)cash payments (the “Severance Payments”) equal to (i) twelve (12) months' Base Salary, as in effect on the Date of Termination, plus (ii) the Target Bonus (each payable subject to the terms of Section 6 of this Agreement), which shall be paid in substantially equal installments over the 12-month period, following the Date of Termination, consistent with the Company's payroll practices, with the first installment to be paid within 65 days after the Date of Termination and with any installments that would otherwise have been paid prior to such date accumulated and paid in a lump sum on the first date on which payments are made in accordance with the terms of this sentence; provided that (A) any monies Employee earns from any other work, whether as an employee or as an independent contractor, while Employee is receiving the Severance Payments shall reduce, on a dollar-for-dollar basis, the amount that the Company is obligated to pay Employee under this Section 3(b) and (B) Employee shall provide written notice to the Company, within two (2) business days from Employee’s receipt of any monies Employee earns from any other work while Employee is receiving the Severance Payments by detailing the date of receipt, gross and net amount, and source of such monies, by U.S. Mail and e-mail to Josephine Berisha, Chief Human Resources Officer, XPO Logistics, Five American Lane, Greenwich, CT 06831; e-mail [redacted]. Any monies the Company may deduct from the Severance Payments shall not include monies Employee is entitled to from his previous employer nor any monies Employee may earn from future Director roles in any public or private company;
(c)a cash payment equal to the prorated bonus for the performance year, defined as the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs (or from the Effective Date, if the Date of Termination occurs in 2022) through the Date of Termination and the denominator of which is 365;
(d)to the extent Employee is eligible to elect to continue coverage under the Company’s group medical and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and elects such benefits, the Company shall pay Employee's COBRA premiums for medical and dental coverage as in effect on the Date of Termination for a period of six (6) months from the Date of Termination. If, however, Employee secures other employment at any time during the six (6) month period following his Date of Termination and becomes eligible for any medical and dental benefits through such other employment, the Company’s obligation to pay Employee’s COBRA premiums for any medical or dental benefits under this Section 3(d) shall cease as of the end of the month in which Employee becomes eligible for any medical and dental benefits through such other employer. Employee shall provide written notice to the Company, within two (2) business days from Employee’s eligibility for any medical and dental benefits through such other employer, by U.S. Mail and e-mail to Josephine Berisha, Chief Human Resources Officer, XPO Logistics, Five American Lane, Greenwich, CT 06831, e-mail [redacted]. Any continuation of Employee’s coverage under the Company’s group medical and dental benefits after the six (6) month period following his Date of Termination or after the month in which Employee becomes eligible for medical and dental benefits through such other employer shall be at the Employee’s sole expense.
4.Qualifying CIC Termination. In the event of a Qualifying CIC Termination, subject to the terms and conditions of Section 6 hereof, Employee shall be entitled to the following payments, which shall be paid in one lump sum within 65 days after the Date of Termination (other than the Accrued Benefits, which shall be payable within 30 days of the Date of Termination or sooner when required under applicable law):
(a)the Accrued Benefits;
(b)a cash payment (the “CIC Severance Payment”) equal to two (2) times the sum of (i) the Base Salary and (ii) the Target Bonus;
(c)a cash payment equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs (or from the Effective Date, if the Date of Termination occurs in 2022) through the Date of Termination and the denominator of which is 365;
(d)a cash payment equal to the amount of any annual bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination; and
(e)to the extent Employee is eligible to elect to continue coverage under the Company’s group medical and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and elects such benefits, the Company shall pay Employee's COBRA premiums for medical and dental coverage as in effect on the Date of Termination for a period of twenty-four (24) months from the Date of Termination.

Notwithstanding the foregoing, if the CIC Severance Payment relates to a transaction that does not satisfy the requirements of Treas. Reg. § 1.409A-3(i)(5), any portion of the CIC Severance Payment that constitutes deferred compensation within the meaning of Section 409A, will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the Severance Payment.

5.Other Terminations. If Employee’s employment with the Company is terminated by the Company or by Employee for any reason other than a Qualifying Termination or a Qualifying CIC Termination, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 or Section 4 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of the Accrued Benefits.
6.Conditions Precedent and Subsequent. The payments and benefits provided under Sections 3 and 4 of this Agreement (other than the Accrued Benefits) are subject to and conditioned upon (a) Employee having provided, within 60 days after the Date of Termination (or such greater period as required by law), a waiver and general release agreement in a form satisfactory to the Company that has become effective and irrevocable in accordance with its terms, and (b) Employee's compliance with the CIPA. Employee shall, upon request by the Company, be required to immediately repay to the Company the net amount of the Severance Payments or CIC Severance Payment, as applicable, received by the Employee after all applicable minimum tax withholdings required by law, and the Company shall have no further obligation to pay, the Severance Payments or CIC Severance Payment, as applicable, in the event Employee receives, within six (6) months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the Company, Employee has breached Employee’s obligations under the CIPA or Employee shall be deemed to have been retroactively terminated for Cause; provided, however, that, in cases where Employee’s breach of Employee’s obligations under the CIPA is curable, Employee shall first be provided a 15-day cure period to cease, and to cure, such conduct.
7.Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a)“Accrued Benefits” means payment by the Company to Employee for: (i) any unpaid Base Salary accrued by Employee through the Date of Termination; (ii) to the extent required by law, any unused vacation accrued by Employee through the Date of Termination, and (iii) any unpaid or unreimbursed business expenses accrued or incurred by Employee through the Date of Termination, which shall be paid to Employee within 30 days following the Date of Termination or earlier when required by applicable state law.
(b)“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest.
(c)“Base Salary” means Employee’s annual base salary in effect immediately prior to Employee’s termination.
(d)“Cause” means, as determined in the sole discretion of the Board, Employee’s (i) gross negligence or willful failure to perform Employee’s duties or willful refusal to follow any lawful directive of the Company’s Chief Executive Officer or the Board; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Employee's performance of duties for the Company; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of the CIPA or any agreement governing any of the long-term incentive compensation or equity compensation awards granted to Employee by the Company, its Affiliates or any of their respective predecessors or successors, or breach of Employee’s fiduciary duties to the Company; (v) any willful act, or failure to act, in bad faith to the detriment of the Company; (vi) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests Employee’s cooperation; (vii) failure to follow the Company's code of conduct or ethics policy; or (viii) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide Employee with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Employee shall first be provided a 15-day cure period. If, subsequent to Employee's termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Reporting Person that Employee's employment could have been terminated by the Company for Cause, Employee's employment shall, at the election of the Reporting Person at any time up to two (2) years after the Date of Termination but in no event more than six (6) months after the Reporting Person learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred, provided that the Company's ability to deem an Employee’s employment under this sentence to be terminated for Cause shall lapse upon a Change in Control. Employee shall, upon request by the Company, be required to immediately repay to the Company the net amount of the Severance Payments or CIC Severance Payment, as applicable, received by the Employee after all applicable minimum tax withholdings required by law, and the Company shall have no further obligation to pay, the Severance Payments or CIC Severance Payment, as applicable, in the event Employee receives, within six (6) months after the Reporting Person learns of the facts or events that could give rise to the termination for Cause, written notice from the Company that, in the reasonable judgment of the Company, Employee shall be deemed to have been retroactively terminated for Cause.
(e)“Change in Control” means the occurrence of any of the following events:
(i)    during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined below) other than the Board (including without limitation any settlement thereof);
(ii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction (but not, for the avoidance of doubt, a sale of assets) involving the Company (each, a “Reorganization”) if such Reorganization requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or for the issuance of securities of the Company in such Reorganization), unless, immediately following such Reorganization, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, or a successor rule thereto (the “Exchange Act”) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company either directly or through one or more Subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholder beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in Section 7(e)(ii) above that does not otherwise constitute a Change in Control; or
(iv)    any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of Section 7(e)(ii) above.
(f)“Change in Control Period” means the period of time commencing upon a Change in Control and ending two (2) years thereafter.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Date of Termination” means the date of termination of Employee’s employment with the Company. Notwithstanding the foregoing, in no event shall the Date of Termination of any U.S. Taxpayer occur until the Employee experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
(i)“Disability” means the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee's duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician selected by the Company, and the determination of such physician shall be binding upon Employee and the Company.
(j)“Good Reason” means, without first obtaining Employee's written consent: (i) the Company materially breaches the terms of this Agreement; (ii) the Company materially diminishes Employee's title, duties, authorities, reporting relationship(s), responsibilities or position from any of those in effect immediately preceding the Change in Control (including by virtue of Employee not having duties of a senior executive of a publicly-traded company) or as subsequently increased or enhanced; (iii) the Company materially reduces the Base Salary or Target Bonus; (iv) the Company requires that Employee be based in a location that is more than 35 miles from the location of Employee's employment immediately prior to a Change in Control; or (v) Employee not reporting directly and exclusively to the chief executive officer of a publicly traded company; provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 90-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.

(k)“Specified Stockholder” means Bradley S. Jacobs, Jacobs Private Equity LLC and its Affiliates, or any other entity or organization controlled, directly or indirectly, by Bradley S. Jacobs.
(l)“Qualifying CIC Termination” means a termination of Employee’s employment either by the Company without Cause (excluding by reason of Employee’s death or Disability) or by Employee for Good Reason, in either case, during the Change in Control Period.
(m)“Qualifying Termination” means a termination of Employee’s employment by the Company without Cause (excluding by reason of Employee’s death or Disability) outside of the Change in Control Period.
(n)“Reporting Person” means the Chief Executive Officer of the Company.
(o)“Target Bonus” means the performance-based bonus Employee will have the opportunity to earn for each year during Employee's employment commencing in the 2022 fiscal year with a target as set forth in the Offer Letter, based upon Employee's achievement of performance goals that will be determined in the sole discretion of the Company.
8.Miscellaneous.
(a)Notices.
(i)General Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested, or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties) or to such other address as either party may designate by written notice to the other:
If to the Company, to:
XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Chief Human Resources Officer
If to Employee: If to Employee, to Employee’s principal residence as listed in the records of the Company.
(ii)Notice of Termination. Any termination of Employee’s employment by the Company for Cause will be communicated by a notice of termination to Employee, and any termination of Employee’s employment by Employee for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 8(a)(i) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (A) the giving of the notice or (B) the end of any applicable cure period).
(b)Resignation. The termination of Employee’s employment with the Company for any reason will also constitute, without any further required action by Employee, Employee’s voluntary resignation from all officer and/or director positions held with the Company or any of its subsidiaries or controlled affiliates, and at the Board’s request, Employee shall execute any documents reasonably necessary to reflect the resignations.
(c)Section 409A.

(i)General. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Employee pursuant to Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.
(ii)Delay of Payments. Notwithstanding any other provision in this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to Employee under this Agreement during the six-month period immediately following the Employee’s separation from service (as determined in accordance with Section 409A of the Code) on account of Employee’s separation from service shall be accumulated and paid to Employee with Interest (based on the rate in effect for the month in which Employee’s separation from service occurs) on the first business day of the seventh month following the Employee’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Employee’s death.
(iii)Reimbursements. With respect to reimbursements under this Agreement that are not exempt from Section 409A of the Code, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)Section 280G.
(i)Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 of this Agreement, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)The payment reduction contemplated in this Section 8(d) shall be implemented by reducing the payments/benefits in the same order as they are received by Employee. If several payments/benefits are received simultaneously and their collective amount exceeds the remaining amount of reduction hereunder, such payments shall be reduced ratably, proportional to their individual amount.

(iii)All determinations regarding the application of this Section 8(d) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), subject to the final determination by the Internal Revenue Service or the court of competent jurisdiction if and when such final determination occurs. For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Accounting Firm (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(e)Waiver; Amendment. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any legally mandated policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.
(g)Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(g) or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(h)Governing Law; Arbitration; Consent to Jurisdiction; and Waiver of Jury Trial.
(i)This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(iii)Any claim initiated by the Company arising out of or relating to this Agreement, or breach thereof, shall, at the election of the Company, be resolved in in accordance with Section 8(h)(ii) or Section 8(h)(iv) of this Agreement.
(iv)Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 8 or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which Employee now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 8(h)(iv), and agrees that Employee shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 8(h)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF IS LITIGATED OR HEARD IN ANY COURT.
(v)The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney's fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement.
(i)Entire Agreement. This Agreement, the Offer Letter and the CIPA represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.
(j)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(k)Withholdings. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions.
(l)Counterparts and Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
Signature Page Follows.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth below.
XPO LOGISTICS, INC.

By:    /s/ Josephine Berisha
Josephine Berisha
    Chief Human Resources Officer

Date:    10/9/2022
EMPLOYEE

By:    /s/ Carl Anderson
    Carl Anderson

Date:    10-9-22

Signature page to Change in Control and Severance Agreement